Exhibit 10.14

RESIGNATION AND RELEASE AGREEMENT

THIS RESIGNATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of January 31, 2017 (the “Effective Date”), by and between Jonathan Read (the “Executive”) and TimefireVR Inc. (together with its subsidiaries, the “Company”).

WHEREAS, the Executive was employed as Chief Executive Officer and Secretary of the Company, and also served on the Board of Directors and as its Chairman;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, acknowledgments, representations, warranties, and covenants set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. Resignation of the Executive. The Executive hereby resigns as Chief Executive Officer and Secretary of the Company and resigns from all positions on the Board of Directors, and the Company accepts the Executive’s resignation, effective as of the Effective Date. All past due salary shall be paid upon execution of this agreement

2. Consulting Agreement. For a period of six months from the Effective Date, the Executive shall serve as an independent contractor providing the Company with the services, advice and counsel necessary to facilitate the orderly transition of management, in exchange for which the Company shall provide the Executive monthly compensation in the amount of $12,500, in equal installments of $6,250 payable on the fifteenth and last day of each month. The Executive shall not be required to perform any services except to respond to inquiries form the Company, its attorneys and/or its auditors. The Executive shall be responsible for all applicable federal, state, social security and other taxes. If the Executive provides written notice to the Company that the Company is delinquent in any payment of consulting fees described in this Section 2 and the Company does not pay the Executive all delinquent sums within seven days of the Company’s receipt of such notice, it shall be a breach of this Agreement (except as provided by Section 11 herein).

3. Vesting of Restricted Stock Units. Except as provided in Section 15, the 500,000 Restricted Stock Units granted to the Executive in September 2016, to the extent unvested, shall fully and immediately vest as of the Effective Date and remain deliverable in accordance with their terms notwithstanding the termination of the Executive’s employment or services as a consultant. All other terms of the Restricted Stock Unit agreement, and the Company’s 2016 Equity Incentive Plan pursuant to which such agreement was made, shall remain in effect.

4. Non-Competition. For a period of one year, the Executive shall not, directly or indirectly, individually or through any other person, whether as an employee, officer, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, joint venturer, member, or otherwise, engage in or assist others to engage in the business of developing, commercializing, or marketing any virtual reality software or application for any technology platform that is broadly considered a “meta-verse” or a large scale “social network site” or such features as real estate sales, user commerce, or any site that is substantially similar to Hypatia in look or feel. The Executive also agrees to not hire any past or present employees of the Company including its subsidiaries or induce them to terminate their employment.

5. Amendment of Indemnification Agreement. The Indemnification Agreement entered into between the Executive and the Company as of September 7, 2016 is hereby amended by inserting the following sentence at the end of Section 1(d) (definition of “Corporate Status”):

It is expressly understood and agreed that the Indemnitee shall have been made, or threatened to be made, a party to a Proceeding “by reason of his Corporate Status” if the Indemnitee has been made, or threatened to be made, a party to such Proceeding as a direct or indirect result of his presentation of and reliance upon any information presented by Timefire LLC and its related parties as part of the Company’s merger and financing which took place in September 2016.

6. Transfer of Property and Contacts. Within five business days of the Effective Date, the Executive will return all Company property, including, but not limited to, any keys to Company offices, Company debit or credit cards, and all passwords and log-in information for Company software and hardware including computers, tablet computers and mobile phones. To the extent requested by the Company’s management, the Executive will also provide the contact information for current or potential business associates and service providers of the Company if such contacts are in the exclusive possession of the Executive.

7. Press Release. On or prior to the date on which a Form 8-K reporting the resignation of the Executive is filed with the Securities and Exchange Commission, the Company shall issue a press release concerning the resignation with language acceptable to both the Executive and the Company. In the press release, the Company will acknowledge the important role the Executive played in finding and negotiating the Timefire LLC acquisition, locating financing for the Company and consummating the acquisition.

8. Donation to Charitable Organization. Within 30 calendar days of the Effective Date, Mr. John Wise, President of the Company, shall donate $2,500 in personal funds to Return to Freedom.org a 501(c)(3)charitable organization designated by the Executive “in memory of Helen Heath.”

9. No Admission of Liability. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Company, its past and present affiliates, officers, directors, owners, executives, attorneys, or agents, and the Company specifically disclaims liability to or wrongful treatment of the Executive on the part of itself, its past and present affiliates, officers, directors, owners, employees, attorneys, and agents. Additionally, nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Executive and the Executive specifically disclaims liability to or wrongful acts directed at the Company.

10. Release of Known and Unknown Claims by the Executive; General Release by the Company. In consideration of the provisions this Agreement, and excepting only the obligations created by or otherwise acknowledged in this Agreement, the Executive hereby releases and discharges the Company, as well as its respective current and former officers, directors, (the officers and directors in their corporate and personal capacities), shareholders, employees, representatives, attorneys and agents, from any and all claims, demands, liabilities, suits or damages, whether known or unknown, of any type or nature including, but not limited to those claims arising from or in any way related to the Executive’s employment with the Company, or the termination thereof.

This release specifically includes, without limitation, all claims for wrongful discharge, breach of express or implied contract (except as to the obligations acknowledged in this Agreement), defamation, fraud, misrepresentation, compensatory and/or other relief relating or in any way connected with the terms, conditions, and benefits of employment (except as to the obligations acknowledged in this Agreement), discrimination based on race, color, sex, religion, national origin, age, marital status, handicap and medical condition, and/or all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, COBRA, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. Provided, however, this release does not include a waiver of any rights under The Dodd-Frank Wall Street Reform and Consumer Protection Act or The Defend Trade Secrets Act of 2016.

The Company and the Executive acknowledge that this release in no way waives or limits the obligations of the Company to indemnify the Executive against claims brought against the Executive in his capacity as an officer of the Company in accordance with the indemnification provisions of the Company’s certificate of incorporation, bylaws, and/or applicable state law.

In consideration of the provisions this Agreement, the Company hereby releases and discharges the from any and all claims, demands, liabilities, suits or damages, whether known or unknown, of any type or nature including, but not limited to those claims arising from or in any way related to the Executive’s employment with the Company, services as an officer and/or director, or the termination of his employment.

11. Compliance with the Age Discrimination in Employment Act of 1967. The Executive is 40 years of age or older upon the Effective Date. The Executive acknowledges and agrees that he was provided 21 days to consider this Agreement and to consult with counsel and the Company has advised the Executive of his right to do so. To the extent that the Executive has taken less than 21 days to consider this Agreement, the Executive acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he did not desire additional time. The terms of this Agreement will not become effective or enforceable for seven calendar days following the Effective Date, during which time the Executive may revoke this Agreement by notifying the undersigned representative of the Company in writing by registered letter. To the extent a payment of consulting fees as provided under Section 2 would be payable during the seven calendar days following the Effective Date, such fees will accrue, but not be payable until the expiration of such seven day period, and it shall not be a breach of this Agreement.

12. EEOC Complaints. The Executive represents that he has not filed any complaints or charges against the Company with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement, except as permitted under The Dodd-Frank Wall Street Reform and Consumer Protection Act or The Defend Trade Secrets Act of 2016.

13. Claims by Others. The Executive agrees that he will not encourage or assist any of the Company’s employees to litigate claims or file administrative charges against the Company or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

14. Amendment of Employment Agreement. The Executive and the Company hereby agree to waive or amend the terms of the Employment Agreement entered into between the Company and the Executive, effective September 13, 2016, to the extent inconsistent with any provision in this Agreement. All other provisions of the Employment Agreement which by their terms shall survive the termination of the Executive’s employment, except insofar as they contradict anything contained in this Agreement, shall remain in effect. Without limitation, the Executive acknowledges he remains subject to the confidentiality provisions of the Employment Agreement.

15. Remedy for Breach. In the event the Company breaches any provision of this Agreement, or the provisions of Section 8 are breached by John Wise, and such breach is not waived, in writing, by the Executive, and in any event the Company or individual, as applicable fails to cure the breach within seven days of the receipt of written notice, this Agreement shall be null and void, and the terms of the Executive’s Employment Agreement, effective September 13, 2016, shall be restored to immediate and full effect. For avoidance of doubt, this Section 15 shall not be construed to enlarge the seven days period in Section 2.

16. Information Requests. The Executive agrees, during the six-month period following the Effective Date, to respond promptly (no later than one business day) to requests from the Company for information related to the Executive’s employment and cooperate with the transition of the Executive’s previous employment activities.

17. Legal Advice. The Executive acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. The Executive hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by his.

18. Confidentiality. The Executive and the Company agree that neither he nor they, nor any of their agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Executive believes he or they could have made or asserted against one another, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) by means of mutually agreed upon language in a press release or Form 8-K as described herein; (ii) to the extent necessary to report income to appropriate taxing authorities; (iii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; (iv) in response to any inquiry or subpoena issued by a state or federal governmental agency; or (v) pursuant to the provisions of The Dodd-Frank Wall Street Reform and Consumer Protection Act or The Defend Trade Secrets Act of 2016. Provided, however, that notice of receipt of any order or subpoena described in clause (iii) shall be emailed to TimefireVR Inc., attention Jeffrey Rassas, jrassas@gmail,com, and in the case of the Executive, to Jonathan Read, jread@quadratum1.com, within 24 hours of the receipt of such order or subpoena, so that both Executive and the Company will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena.

19. Non-Disparagement. The Executive and the Company agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about the other party and about the Company’s current or prior management, operations, policies, or procedures. Provided, however, that this shall not prohibit the Executive from making truthful statements under the circumstances described in Section 18, clauses (iii) through (v) of this Agreement.

20. Prior Agreements. This Agreement sets forth the entire agreement between the Executive and the Company, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Executive or the Company pursuant to provisions of the Employment Agreement that by their terms continues after the Executive’s separation from the Company’s employment. Except as provided herein, all other agreements between the Company and the Executive are null and void and no longer enforceable. This Agreement may only be modified by written agreement signed by both parties.

21. Miscellaneous.

(a)   The Company and the Executive agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

(b)  This Agreement shall be governed or interpreted according to the internal laws of the State of Nevada without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Nevada without regard to choice of law considerations.

(c)   In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

(d)  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

(i) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

   (ii) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

[Signature Page To Follow]

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

TIMEFIREVR INC.

By: /s/ Jeffrey Rassas

    Jeffrey Rassas

    Chief Strategy Officer

Solely with respect to Section 8:

/s/ John Wise

    John Wise, in his personal capacity

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

/s/ Jonathan Read

     Jonathan Read